NSAR ITEM 77C

Van Kampen American Capital Bond Fund


(a)  An Annual Meeting of Shareholders was held on October 29,1996.

(b) The election of Trustees of Van Kampen American Capital Bond Fund (the "Fund") included:

     Stephen R. Gross, Alan G. Merten, Ph.D., F. Robert Paulsen, Ph.D. and Don G. Powell

(c)  The following were voted on at the meeting:

     (1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

          For  8,960,610             Against     154,718

     (4) For each AC Fund, to Ratify the Selection of Ernst & Young LLP Independent Public Accountants for its Current Fiscal Year.

          For  9,304,828             Against     50,058

NSAR ITEM 77O

Van Kampen American Capital Bond Fund
10f-3 Transactions


                                                       Amount of shares
Underwriting #     Underwriting     Purchased From     Purchased           % of Underwriting     Date of Purchase

1                  A.H. Belo       Salomon Brothers    1,250,000          0.167%                 06/10/97
                   Corporation




Other Firms participating in Underwriting:

Underwriting for #1
-------------------
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Brothers Inc.